Exhibit 99.1

FOR IMMEDIATE RELEASE

JOINT ANNOUNCEMENT BY

LOCAL INSIGHT MEDIA, LLC AND CBD MEDIA LLC

LOCAL INSIGHT MEDIA, LLC AND CBD MEDIA LLC

TO COMBINE THEIR PRINT AND INTERNET DIRECTORY BUSINESSES

ENGLEWOOD, COLORADO and CINCINNATI, OHIO, December 12, 2006 – Local Insight Media, LLC (“Local Insight”) and CBD Media LLC (“CBD Media”) today announced the execution of a definitive agreement to combine their businesses.

Under the agreement, 100% of the membership interests of CBD Media’s parent, CBD Media Holdings LLC (“CBD Media Holdings”), will be contributed to Local Insight. CBD Media is currently owned by affiliates of Spectrum Equity Investors (“Spectrum”), Cincinnati Bell Inc. Holdings (“Cincinnati Bell”) and members of CBD Media’s management. Local Insight is a portfolio company of Welsh, Carson, Anderson & Stowe (“WCAS”). Upon consummation of the transaction, WCAS will own a majority of Local Insight and Spectrum will retain a substantial minority stake. The combined company will have consolidated annual revenues of approximately $200 million.

Upon closing, CBD Media, the leading publisher of print and online directories in the Greater Cincinnati area, will be operated as a subsidiary of Local Insight. CBD Media will continue to publish print directories under the Cincinnati Bell Yellow Pages brand and offer online search services at www.CincinnatiBellYellowPages.com.

The transaction, which is subject to regulatory approval and other closing conditions, is expected to close in the first quarter of 2007. Wachovia Securities acted as exclusive financial advisor to Local Insight in the transaction. Wachovia Securities, Lehman Brothers Inc. and Merrill Lynch & Co. have committed to provide the financing necessary to consummate the transaction. Merrill Lynch & Co. and Lehman Brothers Inc. acted as financial advisors to CBD Media in the transaction.

Scott Pomeroy, Local Insight’s President and CEO, said: “This transaction is another strategic milestone for our company. With this combination, we will become the sixth largest directory publisher in the United States, including our operations in the Commonwealth of Puerto Rico. CBD Media has repeatedly delivered industry-leading financial and operating results, and we look forward to working with Doug Myers and his team to leverage best practices and identified synergies across our expanding platform of print and digital directory assets.”

Doug Myers, President and CEO of CBD Media, said: “We are pleased to be joining forces with Local Insight Media. This business merger is a perfect fit for our Cincinnati operations, and will enable CBD Media to continue providing superior print and on-line advertising value to the

Greater Cincinnati marketplace. This combination will serve as an excellent vehicle to continue the growth of the company’s combined operations.”

About Local Insight Media, LLC

Local Insight Media, LLC, through its subsidiaries, is a leading provider of print directories and Internet-based local search services in Alaska and the Caribbean. Local Insight indirectly owns a 99.9% interest in ACS Media LLC, the largest publisher of print and Internet advertising directories in Alaska. In addition, Local Insight indirectly owns 60% of Axesa Servicios de Información, S. en C., which publishes the “official” yellow and white pages directories in Puerto Rico under the PRT brand. Local Insight also indirectly owns Caribe Servicios de Información Dominicana, S.A., which publishes the “official” yellow and white pages directories in the Dominican Republic under the Paginas Amarillas brand.

Local Insight is a portfolio company of Welsh, Carson, Anderson & Stowe (“WCAS”), which is one of the largest and most successful private equity investment firms in the United States. Since its founding in 1979, WCAS has organized 14 limited partnerships with total capital of over $16 billion.

About CBD Media LLC

CBD Media LLC is the twelfth largest directory publisher in the United States based on 2004 revenues. The Company is the exclusive directory publisher for Cincinnati Bell branded yellow pages in the Cincinnati-Hamilton metropolitan area, which is the 23rd largest metropolitan area in the country. CBD Media was created on March 8, 2002, as the result of the purchase of fourteen yellow page directories by Spectrum Equity Investors, a private equity firm, from Broadwing, now renamed Cincinnati Bell.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. CBD Media’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2006, include more information about factors that could affect CBD Media’s financial results.

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For further information:

Local Insight Media, LLC	CBD Media LLC
John Fischer	Doug Myers
Tel: 303-524-1418	Tel: 513-397-6794

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